Exhibit 17 - Resignation of Director

Via Facsimile
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Board of Directors
Satellite Enterprises Corp.
205 Church Street, Suite 340
New Haven, CT 06510

Date:  December 10, 2004

Re: Satellite Enterprises Corp. (the "Company")
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Gentlemen:

Please be advised that I hereby resign as a director of the Company effective as of the date of this letter.

Sincerely,

/s/ Steve Mannen
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Steve Mannen